EXHIBIT 99.1

SharePlus Federal Bank Names Steven V. Boswell Chief Credit Officer

PLANO, Texas, April 16, 2012 (GLOBE NEWSWIRE) -- SP Bancorp, Inc. (Nasdaq:SPBC) (the "Company"), the holding company for SharePlus Federal Bank (the "Bank"), and SharePlus Federal Bank today announced the appointment of Steven V. Boswell as Chief Credit Officer for the Bank. In his new role with the Bank, Steve will oversee credit administration and approval processes, loan policies and procedures, and maintain the overall quality of the Bank's lending portfolio.

"Steve's more than 30 years of credit and lending experience in the Dallas-Fort Worth market, combined with his executive leadership skills, will be tremendous assets to the SharePlus organization," said Jeff Weaver, President and CEO. "His addition to our executive team furthers our mission to create a strong credit culture at the Bank, and he will be instrumental in executing our credit and lending strategies."

Steve most recently served as Chief Risk Officer and Manager of Credit Administration for Highlands Bancshares, where he was responsible for policy development and coordination for the $500 million bank holding company. Prior experience also includes senior officer positions with Guaranty Bank, SAMCO Capital Markets (now Commerce Street Capital) and Banc One Corporation, where he served as president and CEO of Banc One Management and Consulting Corporation. He also spent 10 years in senior-level positions with M Corp and its M Venture subsidiary and was an investment manager with Prudential Insurance Company for five years.

He holds an MBA in Finance and Accounting, and a B.A. degree in Government, from the University of Texas at Austin. He received additional management training from the Center for Creative Leadership in Greensboro, NC, and attended Banc One College in Columbus, Ohio.

SharePlus Federal Bank, a federal savings bank headquartered in Plano, Texas with assets exceeding $270 million, has six banking locations: three in Dallas-Fort Worth, as well as two in Louisville, Kentucky and one in Irvine, California. SharePlus Federal Bank is a full-service community bank serving families and businesses throughout their market areas.

SP Bancorp, Inc. is the holding company for SharePlus Federal Bank. Shares of the common stock of SP Bancorp, Inc. trade on the Nasdaq Capital Market under the ticker symbol "SPBC." The Company maintains a website at www.shareplus.com that includes information on the Company and the Bank, including the Bank's products and services, branch locations and hours, current Company financial information, and links to Company filings with the Securities and Exchange Commission.

The SP Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7951

CONTACT: Jeffrey Weaver
         President and CEO
         972.931.5311